Exhibit 10.74   The Share Swap Agreement

                           THE AGREEMENT OF SHARE SWAP

This Agreement of Share Swap (hereinafter referred to as "The Agreement") is signed by and between MyWeb Inc.com (AMEX: MWB) (hereinafter referred to as "Party A") and Mr. Jiang Guoping & Miss Ji Wei (hereinafter referred to as "Party B" as a whole) on the 15th day of August 2001 in Beijing.

Definition:
1. MyWeb Inc.com (AMEX:MWB) is a company registered in the United States, with operational and representative offices in China, Malaysia and Singapore. MyWeb Inc.com is publicly listed in NASDAQ-AMEX with "MWB" as its symbol.
2. Mr. Jiang Guoping is a citizen of PRC, with ID number of ; Miss Ji Wei is a citizen of PRC, with ID number of . Party B consists of the two individuals. Jiang Guoping is authorized to sign any related documents on behalf of Party B unless otherwise stipulated in The Agreement.
3. Before the share swap, Beijing BiaoQi Culture Spreading Co. Ltd. [register code: 1101081503732C1-1] is an enterprise controlled by Party B established in accordance with the laws of PRC in Beijing; Beijing New BiaoQi Advertisement Co. Ltd. [register code: 1101082164815C1-1] is an enterprise controlled by Beijing BiaoQi Culture Spreading Co. Ltd. registered in Beijing. Beijing BiaoQi Culture spreading Co. Ltd. & Beijing New BiaoQi Advertisement Co. Ltd. are referred to as " The Companies" hereinafter.
4. In essence, MyWeb Inc.com will be acquiring 51% of both Beijing BiaoQi Culture Spreading Co. Ltd and Beijing New BiaoQi Advertisement Co. Ltd through Mr. Jiang Guoping and Miss Ji Wei who together owns over 90% of the above two companies.

Share  Swap
1.1 After due diligence and necessary auditing of financial records provided by Party B & business status of The Companies, Party A agrees to acquire 51% shares of The Companies held by Party B with 740,000 common stocks of Party A for exchange. The quantity of Party A's shares for acquiring The Companies is calculated by the equation:.
1.2 Party B agrees to give up 51% shares of The Companies for 740,000 common stocks of Party A.
1.3 Within 90 days after Party A completing auditing and due diligence of The Companies or as soon as legal documentation is completed, Party A shall complete the issue of 740,000 common stocks to Party B's ownership to accomplish the share swap (hereinafter referred to as "Accomplishment of Share Swap")
1.4 After Accomplishment of Share Swap, The Companies will be reformed to Joint Ventures controlled by Party A in accordance with related laws and regulations of PRC.


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1.5  Party A shall not dispose the equities and profits of The Companies for the period of one year after the completion of the Share Swap. Party B shall not dispose any of the 740,000 shares of Party A for the period of 1 year after the accomplishment of the Share Swap.
1.6 The Companies shall submit financial statements and forms to Party A or professional companies assigned by party A according to Party A's requirements on time, and Party A shall consolidate Party B's performance into its financial statements and reports to SEC.

II   Management  of  The  Companies  after  Accomplishment  of  Share  Swap
2.1 Party A agrees to keep the present management team of The Companies the way it is within one year after Accomplishment of Share Swap. But it is applicable that necessary new members are added into the management team as the development of The Companies' business. The Chief Executive Officer and The Chief Financial Officer shall be appointed by the Board of Directors.
2.2 Since Party B plays an important role in management team of The Companies, Party B guarantees that :
     a. Party B shall lead and operate The Companies after Accomplishment of Share Swap;
     b. Party B guarantees that for 3 consecutive years (i.e. 2002, 2003 and 2004) after Accomplishment of Share Swap, annual revenue of The Companies will be at least with profit before tax not lower than , unless Party B is replaced from the present position of management team by BOD of The Companies.
2.3 After Accomplishment of Share Swap, new BOD members will be appointed in The Companies: The new BOD of The Companies shall have 3-5 members with 2-3 from Party A, 1-2 from Party B and the Chairman of the Board shall be assigned by Party A.
2.4 Party A, being the Parent Company of The Companies after the Completion of the share swap, shall have access to the usage of funds available in The Companies after a period of 12 months after the completion of the share swap. These funds shall be used for the operations of MyWeb Inc.com in order to maintain the listing status of MyWeb Inc.com.

III. Option  of  Party  A

3.1 After Accomplishment of Share Swap, if The Companies fail to achieve the goal stipulated in Clause 2.2, and BOD of The Companies could not accept the achievement of The Companies, Party A and Party B agrees that Party A shall have the following option within one year after the financial statements of The Companies are audited:
     Party A has the option to buy back common stocks of Party A held by Party B at USD0.10 per share.

IV. Any modification or supplement to The Agreement shall be made by formal written documents signed by Party A and all members of Party B, and the modification and supplement become intangible parts of The Agreement.

V. If any party could not fulfill its commitments stipulated in The Agreement within an agreed period, the other party has the right to terminate The Agreement.

VI. Both Parties shall not divulge details of The Agreement to the third party, unless mandated by related laws, regulations or any requirements from such as the Stock Exchange, securities commission or other regulatory bodies.

VII. The Agreement has six original documents with 3 in Chinese and 3 in English. And the articles in both languages are equally authentic and effective. Each party has at least one original documents in both languages.



Party A:  /s/ Victor Ng     Party B:  /s/ Guoping Jiang
          -------------             -------------------
          Director                     /s/ Wei Ji
          MyWeb Inc.com                -----------
                                    Beijing New BiaoQi Advertisement Co. Ltd.
                                    Beijing BiaoQi Culture Spreading Co. Ltd.


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